Exhibit 99.1

Electromed, Inc. Announces Record Financial Performance in Fiscal 2026 Third Quarter

18% Revenue growth and strong operating leverage exceeds consensus expectations for the third quarter of fiscal 2026

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three and nine months ended March 31, 2026 (“Q3 FY 2026”).

Q3 FY 2026 Company Highlights

●	Net revenues increased 18.4% to a record $18.6 million in Q3 FY 2026, from $15.7 million in the third quarter of the prior fiscal year, led by an 18.6% increase in the core homecare market.

●	Operating income increased to a record $3.8 million, a 76.0% increase from the third quarter of the prior fiscal year, and 20.3% of net revenues.

●	Net income was a record $3.0 million, or $0.35 per diluted share, representing an increase of 58.8%, compared to $1.9 million, or $0.21 per diluted share in the third quarter of the prior fiscal year.

“I'm happy to report that Electromed has delivered its 14th consecutive quarter of year-over-year revenue and profit growth. Electromed's unique business model created to address the underserved airway clearance market is achieving the desired results we had expected,” said Jim Cunniff, President and Chief Executive Officer. “We continue to make investments in our sales and fulfillment teams to drive greater prescription volumes and faster delivery of our SmartVest therapy to more patients. With 86% of covered lives in the United States now under contract and our manufacturing optimization complete, we're well-positioned to capture the opportunity in the underserved bronchiectasis market. As we look ahead, our strong operational foundation, strategic investments, and continued focus on education and awareness give us confidence in sustaining our trajectory of profitable growth."

Q3 FY 2026 Results

All amounts below are for the three months ended March 31, 2026, and compare to the three months ended March 31, 2025 (“Q3 FY 2025”).

Net revenues grew 18.4% to $18.6 million, from $15.7 million.

Revenue in our direct homecare business increased by 18.6% to $16.7 million, from $14.1 million. The increase in revenue was primarily due to an increase in direct sales representatives, increased sales representative productivity, and higher net revenues per sales representative. Throughout Q3 FY 2026, we averaged 57 homecare direct field sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q3 FY 2026 was $1,168,000, exceeding Electromed’s target range for the year of $1,000,000 to $1,100,000.

Non-homecare revenue was $1.8 million. Hospital revenue grew 42.5%, totaling $1.0 million. Homecare distributor revenue was $0.7 million, an increase of 2.7%. Other revenue of $0.1 million declined 40.7%.

Gross profit increased year-over-year to $14.6 million or 78.8% of net revenues from $12.2 million or 78.0% of net revenues. The increases in gross profit and gross margin were primarily a result of increased overall revenue and higher net revenues per device.

Selling, general and administrative (“SG&A”) expenses were $10.5 million, representing an increase of $0.7 million or 7.2%. The increase in the current period was primarily due to the increased salaries and incentive compensation related to the higher average sales representative headcount and higher overall compensation costs.

Operating income was $3.8 million or 20.3% of net revenues, compared to $2.1 million, or 13.6% of net revenues. The 76.0% increase in operating income was primarily due to the increases in revenue and gross profit.

Net income increased by 58.8% to $3.0 million, or $0.35 per diluted share, compared to $1.9 million, or $0.21 per diluted share.

As of March 31, 2026, Electromed had $17.0 million in cash, $28.3 million in accounts receivable and no debt, achieving a working capital of $40.0 million and total shareholders’ equity of $49.2 million. The cash balance reflects an increase of $1.7 million for the nine months ended March 31, 2026, compared to a decrease in cash of $0.8 million in the nine months ended March 31, 2025. The increase in cash for the nine months ended March 31, 2026, was driven primarily by positive operating cash flow of $6.7 million, partially offset by share repurchases of $3.9 million of Electromed common stock.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, May 12, 2026.

Interested parties may participate in the call by dialing (877) 407-3982 (Domestic) or (201) 493-6780 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1759896&tp_key=ae965d6622

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the Access ID 13760099. Additionally, an online replay of the webcast will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as "continue,” “expect,” “may,” “potential,” “target,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, our ability to obtain reimbursement from Medicare, Medicaid, or private insurance payers for our products; component or raw material shortages, changes to lead times or significant price increases and changes to trade regulations (including, but not limited to, changes to tariffs); adverse changes to state and federal health care regulations; our ability to maintain regulatory compliance and to gain future regulatory approvals and clearances; entry of new competitors including new drug or pharmaceutical discoveries; adverse economic and business conditions or intense competition; wage and component price inflation; technical problems with our research and products; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the hospital or homecare distributor channels; adverse international health care regulation impacting current international business; our ability to renew our line of credit or obtain additional credit as necessary; and our ability to protect and expand our intellectual property portfolio, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2026	June 30, 2025
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$16,985,000	$15,287,000
Accounts receivable (net of allowances for credit losses of $45,000)	28,251,000	24,660,000
Contract assets	1,086,000	1,036,000
Inventories	3,295,000	3,299,000
Income tax receivable	15,000	408,000
Prepaid expenses and other current assets	596,000	392,000
Total current assets	50,228,000	45,082,000
Property and equipment, net	5,209,000	4,714,000
Finite-life intangible assets, net	354,000	371,000
Other assets	1,221,000	1,173,000
Deferred income taxes	2,462,000	2,462,000
Total assets	$59,474,000	$53,802,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,595,000	$2,667,000
Accrued compensation	4,530,000	5,079,000
Warranty reserve	1,784,000	1,645,000
Other accrued liabilities	1,317,000	1,077,000
Total current liabilities	10,226,000	10,468,000
Other long-term liabilities	81,000	125,000
Total liabilities	10,307,000	10,593,000

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,279,845 and 8,349,176 shares issued and outstanding, as of March 31, 2026, and June 30, 2025, respectively	83,000	83,000
Additional paid-in capital	23,949,000	21,941,000
Retained earnings	25,135,000	21,185,000
Total shareholders' equity	49,167,000	43,209,000
Total liabilities and shareholders' equity	$59,474,000	$53,802,000

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Net revenues	$18,575,000	$15,684,000	$54,359,000	$46,607,000
Cost of revenues	3,932,000	3,455,000	11,700,000	10,260,000
Gross profit	14,643,000	12,229,000	42,659,000	36,347,000

Operating expenses
Selling, general and administrative	10,516,000	9,812,000	31,617,000	29,033,000
Research and development	361,000	277,000	986,000	694,000
Total operating expenses	10,877,000	10,089,000	32,603,000	29,727,000
Operating income	3,766,000	2,140,000	10,056,000	6,620,000
Interest income, net	100,000	142,000	343,000	489,000
Net income before income taxes	3,866,000	2,282,000	10,399,000	7,109,000

Income tax expense	863,000	391,000	2,499,000	1,776,000

Net income	$3,003,000	$1,891,000	$7,900,000	$5,333,000

Income per share:

Basic	$0.37	$0.22	$0.96	$0.63

Diluted	$0.35	$0.21	$0.91	$0.59

Weighted-average common shares outstanding:
Basic	8,211,220	8,495,005	8,268,605	8,493,715
Diluted	8,647,794	8,967,838	8,673,345	8,980,218

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2026	2025
Cash Flows From Operating Activities
Net income	$7,900,000	$5,333,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	642,000	663,000
Amortization	162,000	112,000
Share-based compensation expense	1,960,000	2,409,000
Changes in operating assets and liabilities:
Accounts receivable	(3,591,000)	(109,000)
Contract assets	(50,000)	(405,000)
Inventories	(123,000)	564,000
Prepaid expenses and other assets	(364,000)	(779,000)
Income tax receivable, net	393,000	(1,209,000)
Accounts payable and accrued liabilities	291,000	877,000
Accrued compensation	(549,000)	78,000
Net cash provided by operating activities	6,671,000	7,534,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(1,033,000)	(117,000)
Expenditures for finite-life intangible assets	(44,000)	(32,000)
Net cash used for investing activities	(1,077,000)	(149,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	268,000	381,000
Taxes paid on net share settlement of stock awards	(246,000)	(2,278,000)
Repurchase of common stock	(3,918,000)	(6,331,000)
Net cash used for financing activities	(3,896,000)	(8,228,000)
Net increase (decrease) in cash	1,698,000	(843,000)
Cash and cash equivalents
Beginning of period	15,287,000	16,080,000
End of period	$16,985,000	$15,237,000